Exhibit 99.1

Moderna Receives Refusal-to-File Letter from the U.S. Food and Drug Administration for Its Investigational Seasonal Influenza Vaccine, mRNA-1010

Refusal to review the submission is inconsistent with feedback at pre-Phase 3 and pre-submission consultations; Moderna has requested a Type A meeting to understand the path forward

mRNA-1010 has been submitted and accepted for review in the EU, Canada and Australia

Company does not expect any impact on its 2026 financial guidance

CAMBRIDGE, MA / ACCESS Newswire / February 10, 2026 / Moderna, Inc. (NASDAQ:MRNA) today announced the U.S. Food and Drug Administration’s (FDA) Center for Biologics Evaluation and Research (CBER) has notified the Company that it will not initiate a review of the biologics license application (BLA) for its investigational influenza vaccine, mRNA-1010, and has issued a Refusal-to-File (RTF) letter. Moderna had exercised a Priority Review Voucher to facilitate a timely review of the application.

CBER’s RTF letter, signed by Center Director Vinayak Prasad, MD, MPH, identified the choice of a licensed standard-dose seasonal influenza vaccine comparator as the sole reason for the refusal to initiate the review of Moderna’s application. Specifically, the letter cited the lack of an “adequate and well-controlled" study with a comparator arm that “does not reflect the best-available standard of care.” Neither the relevant regulation, 21 C.F.R. § 314.126 (Adequate and well-controlled studies), nor the FDA’s guidance for industry on seasonal influenza vaccines contain any reference to the use of a comparator reflecting the “best-available standard of care.” The letter did not identify any specific safety or efficacy concerns regarding mRNA-1010.

The letter is inconsistent with previous written communications from CBER to Moderna. In April 2024, Moderna submitted the Phase 3 study protocol to CBER for review during a pre-Phase 3 consultation. CBER provided written guidance noting that “while we agree it would be acceptable to use a licensed standard dose influenza vaccine as the comparator in your Phase 3 study, we recommend you use a vaccine preferentially recommended for use in older adults by the ACIP (i.e., Fluzone HD, Fluad or Flublok) for participants >65 years of age in the study. Data on comparative efficacy of your vaccine against an influenza vaccine preferentially recommended for use in the >65 years age group may help inform ACIP’s recommendation for the use of your vaccine in the older adult population. If you proceed with using a standard dose influenza vaccine comparator in participants >65 years of age, we agree with your plan to include statements in the Informed Consent Form.” CBER did not raise any objections or clinical hold comments about the adequacy of the Phase 3 trial after the submission of the protocol in April 2024 or at any time before the initiation of the study in September 2024.

In August of 2025, following the successful completion of the Phase 3 efficacy trial in which mRNA-1010 met all agreed upon pre-specified primary endpoints, Moderna held a pre-submission meeting with CBER. In its written feedback, CBER requested that supportive analyses on the comparator be included in the submission and indicated that the data would be a “significant issue during review of your BLA.” Moderna provided the additional analyses requested by CBER in its submission, including data from a separate Phase 3 trial (P303 Part C) comparing mRNA-1010 against a licensed high-dose influenza vaccine. At no time in the pre-submission written feedback or meeting did CBER indicate that it would refuse to review the file.

“This decision by CBER, which did not identify any safety or efficacy concerns with our product, does not further our shared goal of enhancing America’s leadership in developing innovative medicines,” said

Stéphane Bancel, Chief Executive Officer of Moderna. “It should not be controversial to conduct a comprehensive review of a flu vaccine submission that uses an FDA-approved vaccine as a comparator in a study that was discussed and agreed on with CBER prior to starting. We look forward to engaging with CBER to understand the path forward as quickly as possible so that America’s seniors, and those with underlying conditions, continue to have access to American-made innovations.”

Moderna has requested a Type A meeting with CBER to understand the basis for the RTF letter. In the interest of transparency, the Company has posted the full letter on our website, linked here.

mRNA-1010 has been accepted for review in the EU, Canada and Australia. Submissions in additional countries are planned for 2026. Moderna expects the earliest potential approvals for mRNA-1010 to begin in late 2026 or early 2027, subject to those ongoing regulatory reviews.

The Company does not expect an impact to its 2026 financial guidance based on the RTF from CBER.

About Moderna’s mRNA-1010 Submission

Moderna’s mRNA-1010 BLA submission includes two positive Phase 3 studies that enrolled a total of 43,808 participants and met all pre-specified primary endpoints. Both Phase 3 designs were reviewed by FDA prior to study initiation. P303 Part C was a safety and immunogenicity study that compared mRNA-1010 against a high-dose comparator in adults aged 65 years or older. P304 was a safety and relative efficacy study that compared mRNA-1010 against a licensed standard-dose comparator in adults aged 50 years and older. In both Phase 3 studies, the primary endpoints showed statistical superiority of mRNA-1010 compared with the respective comparators. P303 has been published in a peer-reviewed publication and P304 has been submitted for publication.

The trial design for the P304 efficacy study, showing superiority over a licensed standard-dose influenza vaccine, is similar to that used to approve two licensed influenza vaccines that are preferentially recommended for adults aged 65 years or older in the U.S. Those approved products demonstrated a similar degree of statistically superior relative efficacy over a standard-dose influenza vaccine comparator as was achieved by mRNA-1010 in P304.1,2 One of these products used the same licensed standard-dose comparator (Fluarix®), which is licensed in the U.S. for all adults, including for adults aged 65 years or older. Approximately 2 million U.S. adults aged 65 years or older received a standard-dose influenza vaccine in the most recent influenza season.3,4

Many countries outside the U.S. do not preferentially recommend high-dose influenza vaccines over standard-dose influenza vaccines for adults aged 65 or older.5

1 Sanofi Pasteur. Package Insert – Fluzone High-Dose Quadrivalent. U.S. Food and Drug Administration, revised Jan. 2019, www.fda.gov/media/132238/download
2 Fluzone High-Dose Quadrivalent Package Insert. U.S. Food and Drug Administration, Jan. 2019, www.fda.gov/media/132238/download
3 Moderna analysis of commercially available pharmacy and medical claims data.
4 Centers for Disease Control and Prevention. Influenza Vaccinations Administered in Pharmacies and Physician Medical Offices, Adults, United States. FluVaxView, 3 Dec. 2025, www.cdc.gov/fluvaxview/dashboard/adult-vaccinations-administered.html
5 Ku JH, et al. Comparative Effectiveness of Licensed Influenza Vaccines in Preventing Influenza-related Medical Encounters and Hospitalizations in the 2022-2023 Influenza Season Among Adults ≥65 Years of Age. Clin Infect Dis. 2024 Nov 22;79(5):1283-1292. doi: 10.1093/cid/ciae375.

About Moderna

Moderna is a pioneer and leader in the field of mRNA medicine. Through the advancement of its technology platform, Moderna is reimagining how medicines are made to transform how we treat and prevent diseases. Since its founding, Moderna's mRNA platform has enabled the development of vaccines and therapeutics across infectious diseases, cancer, rare diseases and more.

With a global team and a unique culture, driven by the company's values and mindsets, Moderna's mission is to deliver the greatest possible impact to people through mRNA medicines. For more information about Moderna, please visit modernatx.com and connect with us on X, Facebook, Instagram, YouTube and LinkedIn.

Fluarix® is a registered trademark of the GlaxoSmithKline group of companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding: the status of Moderna’s pending regulatory submissions for mRNA-1010 in the EU, Canada and Australia; Moderna’s submissions in additional countries planned for 2026; timing for the earliest potential approvals for mRNA-1010, subject to regulatory reviews; Moderna’s requested Type A meeting with CBER; and Moderna’s expectation of no impact on its 2026 financial guidance. In some cases, forward-looking statements can be identified by terminology such as "will," "may," "should," "could," "expects," "intends," "plans," "aims," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna's control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include, among others, those risks and uncertainties described under the heading "Risk Factors" in Moderna's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC's website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna's current expectations and speak only as of the date of this press release.

Moderna Contacts

Media:
Chris Ridley
Head of Global Media Relations +1 617-800-3651
Chris.Ridley@modernatx.com

Investors:
Lavina Talukdar
Senior Vice President & Head of Investor Relations
+1 617-209-5834
Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.